UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ENCORE ACQUISITION COMPANY

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ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Encore Acquisition Company:

Notice is hereby given that the Annual Meeting of Stockholders of Encore Acquisition Company will be held at The Ashton Hotel, Winfree Ballroom, 610 Main Street, Fort Worth, Texas 76102, on Tuesday, April 28, 2009, at 9:00 a.m., Central Time. The annual meeting is being held for the following purposes:

(1) to elect eight directors;

(2) to ratify the appointment of our independent registered public accounting firm for 2009; and

(3) to transact such other business as may properly come before the annual meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the annual meeting only if you were a stockholder of record at the close of business on March 11, 2009.

By Order of the Board of Directors,

I. Jon Brumley
Chairman

Fort Worth, Texas
April 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2009.

This proxy statement, our annual report to stockholders, and other proxy materials are available on the Internet at www.encoreacq.com/2009Proxy.cfm.

YOUR VOTE IS IMPORTANT

Please sign, date, and return the enclosed proxy promptly to ensure that your shares are voted in accordance with your wishes and a quorum is present at the annual meeting. Instead of returning the paper proxy, you may vote by telephone at 1-866-540-5760 or by the Internet at www.proxyvoting.com/eac. To do so by either method, you will need the control numbers that are printed on your personalized proxy or voting instruction card.

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ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
April 28, 2009

GENERAL

The Board of Directors (the “Board”) of Encore Acquisition Company (“EAC”) is providing these proxy materials in connection with our annual meeting of stockholders that will be held at The Ashton Hotel, Winfree Ballroom, 610 Main Street, Fort Worth, Texas 76102, on Tuesday, April 28, 2009, at 9:00 a.m., Central Time. Stockholders of record as of March 11, 2009, which is the record date established for the annual meeting by the Board, are entitled and requested to vote on the items of business described in this proxy statement. Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name. As of the record date, 52,754,036 shares of our common stock were entitled to be voted at the annual meeting.

This proxy statement and the accompanying notice of annual meeting and proxy will first be sent or given to stockholders on or about April 3, 2009.

Voting Procedures

You may vote your shares in person at the annual meeting, by Internet, by telephone, or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting. If your shares are held in the name of a broker, trustee, or another nominee (“street name”), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Voting by Internet.  Stockholders of record with Internet access may submit proxies by following the Internet voting instructions on their proxy card. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their broker, trustee, or nominee. Please check the voting instruction card for Internet voting availability.

Voting by Telephone.  Stockholders of record may submit proxies by following the telephone voting instructions on their proxy card. Most stockholders who hold shares beneficially in street name may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee, or nominee. Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record may submit proxies by completing, signing, and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Most stockholders who hold shares beneficially in street name may vote by mail by completing, signing, and dating the voting instruction card provided by their broker, trustee, or nominee and mailing it in the accompanying pre-addressed envelope.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2009. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or, if you have obtained a legal proxy from your broker, trustee, or nominee which gives you the right to vote your shares, by attending the annual meeting and voting in person.

Quorum and Adjournments

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the annual meeting have the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any adjourned annual meeting at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally notified.

Required Vote; Effect of Broker Non-Votes and Abstentions

The nominees for election as directors at the annual meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. The ratification of the appointment of our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of the votes cast at the annual meeting.

Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other items of business, including the ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board set forth below under “Board Recommendation.”

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the rules of the NYSE, brokers will have discretion to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm at the annual meeting.

A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Since directors are elected by a plurality and the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals.

Because abstentions are considered votes “cast” on a proposal, abstentions will have the same effect as votes against the ratification of the appointment of our independent registered public accounting firm.

Board Recommendation

The Board recommends that you vote:

•	FOR the election of the eight persons named in this proxy statement as nominees for election to the Board. If any nominee becomes unable or unwilling to accept nomination or election, the persons acting under proxy will vote for the election of a substitute nominee that the Board recommends.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Voting on Other Matters

If any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in accordance with the discretion of the proxy holders: I. Jon Brumley, Jon S. Brumley, and Robert C. Reeves. The Board knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and employees. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and Board committee charters, form the framework for our governance. We will post on our website any amendments to the Code of Business Conduct and Ethics or waivers of the Code of Business Conduct and Ethics for directors and executive officers.

Our Code of Business Conduct and Ethics and Corporate Governance Guidelines are available free of charge on the “Corporate Governance” section of our website at www.encoreacq.com. Stockholders may request free printed copies of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines from the following address:

Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955

Director Independence

The Board has determined that each director nominee is independent, as defined for purposes of the listing standards of the NYSE, other than Mr. I. Jon Brumley, who is our Chairman of the Board, and Mr. Jon S. Brumley, who is our Chief Executive Officer and President. In making this determination, the Board affirmatively determined that each independent director nominee had no material relationship with EAC (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with EAC), and that none of the express disqualifications contained in the NYSE rules applied to any of them.

As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. However, the Board considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 303A.02(b) of the NYSE Listed Company Manual, but those rules neither require disclosure nor preclude a determination of independence; or

•	Consists of charitable contributions by EAC to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years.

None of the independent director nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards, except that one director owns bonds issued by EAC in an amount that did not affect the independence determinations.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board had eight directors and the following four committees: (1) Audit; (2) Compensation; (3) Nominating and Corporate Governance; and (4) Special Stock Award. The following table sets forth the membership on each committee:

Nominating and
Corporate
Name	Audit	Compensation	Governance	Special Stock Award

I. Jon Brumley
Jon S. Brumley				Member
John A. Bailey	Member
Martin C. Bowen		Member
Ted Collins, Jr.		Member	Chair
Ted A. Gardner	Chair
John V. Genova	Member
James A. Winne III		Chair	Member

In 2008, the Board held 11 meetings; the Audit Committee held 8 meetings; the Compensation Committee held 3 meetings; and the Nominating and Corporate Governance Committee held 3 meetings. The Nominating and Corporate Governance Committee also met in February 2009 in connection with matters related to the 2009 annual meeting of stockholders.

Each director attended at least 75 percent of all Board and applicable committee meetings in 2008. Directors are encouraged to attend annual stockholder meetings. All of our directors attended the 2008 annual meeting of stockholders.

Audit Committee.  The Audit Committee’s purpose is, among other things, to assist the Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications, and performance of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Board has determined that all members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that Mr. Gardner is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The report of the Audit Committee is included in this proxy statement beginning on page 35. The charter of the Audit Committee is available free of charge on the “Corporate Governance” section of our website at www.encoreacq.com. Stockholders may request free printed copies of the Audit Committee charter from our address on page 3.

Compensation Committee.  The Compensation Committee’s functions include the following:

•	review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	approve, or make recommendations to the Board with respect to, the compensation of other executive officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans and equity-based compensation plans, including making recommendations to the Board on plans, goals, or amendments to be submitted for action by our stockholders;

•	administer our compensation plans that it is assigned responsibility to administer, including taking action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans;

•	review from time to time when and as it deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or recommend to the Board for its action, any changes in such compensation and benefits; and

•	produce a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

The Compensation Committee has retained Towers Perrin as an independent consultant with respect to executive compensation matters. The consultant reports to and acts at the direction of the Compensation Committee. Our management does not direct or oversee the activities of Towers Perrin with respect to our executive compensation program and has not engaged Towers Perrin for any purpose. Towers Perrin prepares compensation surveys for review by the Compensation Committee in advance of the annual executive officer compensation review. Towers Perrin works with our human resources function to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys.

The compensation payable to our Chairman of the Board and Chief Executive Officer is reviewed and approved by the Compensation Committee in executive session. The compensation payable to our other executive officers is recommended by our Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

The report of the Compensation Committee is included in this proxy statement on page 28. The charter of the Compensation Committee is available free of charge on the “Corporate Governance” section of our website at www.encoreacq.com. Stockholders may request free printed copies of the Compensation Committee charter from our address on page 3.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s functions include the following:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommend to the Board a slate of director nominees to be elected at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings;

•	develop and recommend to the Board the corporate governance guidelines applicable to EAC;

•	oversee the Board’s annual evaluation of its performance and that of management; and

•	recommend to the Board membership on standing Board committees.

The Board has determined that both members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE.

The charter of the Nominating and Corporate Governance Committee is available free of charge on the “Corporate Governance” section of our website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from our address on page 3.

Special Stock Award Committee.  The Special Stock Award Committee may exercise all powers and authority of the Board (concurrently with the Compensation Committee) to award restricted shares (or units representing restricted shares) of our common stock, or restricted stock, to eligible employees under our equity-based incentive plan, subject to the following limitations:

•	the Special Stock Award Committee may not make any award of shares of restricted stock to any officer or director of EAC who is subject to the provisions of Section 16 of the Exchange Act;

•	the maximum number of shares of restricted stock that may be granted by the Special Stock Award Committee to one or more eligible employees may not exceed, in the aggregate, 25,000 shares in any calendar year (which amount may be increased as to any calendar year by action of the Compensation Committee), and no unused portion of such authorized amount shall be carried forward to another calendar year; and

•	after the initial grant of any award of shares of restricted stock by the Special Stock Award Committee, such award will then be administered by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2008 and as of the date of this proxy statement, no member of the Compensation Committee is or has been an officer or employee of EAC and no executive officer of EAC served on the compensation committee or board of any entity that employed any member of the Board.

Policies and Procedures for Approval of Related Person Transactions

The Board has adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved, or ratified. The policy applies to any transaction in which:

•	EAC is a participant;

•	any related person has a direct or indirect material interest; and

•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving, and ratifying any related person transaction.

Selection of Nominees for the Board

Identifying Candidates

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board, stockholders, our executive officers, and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any stockholder submission should include the candidate’s name and qualifications for Board membership and should be directed to our address on page 3.

Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Stockholder Proposals” on page 38.

Evaluating Candidates

Each director candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of duties, taking into consideration the nominee’s service on other public company boards;

•	skills and expertise complementary to that of existing Board members; and

•	a high degree of personal and professional integrity.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences, and backgrounds. The Nominating and Corporate Governance Committee may also consider the ability of the candidate to work with the then-existing interpersonal dynamics of the Board and his or her ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee may interview the candidate, and if warranted, recommend that one or more members of the committee, other members of the Board, and executives, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Mr. Winne was recommended for nomination to the Board by the Chairman of the Board.

Executive Sessions

Our non-management directors include all directors other than I. Jon Brumley and Jon S. Brumley. Each of the non-management directors is “independent” under the listing standards of the NYSE. The non-management directors meet in executive session without management participation at least three times per year. These meetings are chaired on a rotating basis by the chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Stockholder Communications

Individuals may communicate with the entire Board or with our non-management directors. Any such communication should be sent via letter addressed to the member or members of the Board to whom the communication is directed, to our address on page 3. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eight nominees for election to the Board this year. All of the nominees have served as directors since the last annual meeting, except for Mr. Winne, who resigned from the Board on July 10, 2008 and was reappointed to the Board and the Compensation Committee and Nominating and Corporate Governance Committee on August 5, 2008. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is duly elected.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, I. Jon Brumley, Jon S. Brumley, and Robert C. Reeves, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Required Vote

The eight nominees for director who receive the highest number of “FOR” votes cast in person or by proxy at the annual meeting will be elected as directors. Our Corporate Governance Guidelines require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

Board Recommendation

The Board recommends a vote FOR the election of each of the following nominees:

I. Jon Brumley Age 70	Mr. I. Jon Brumley has been Chairman of the Board of EAC since its inception in April 1998. Mr. Brumley also serves as the Chairman of the Board of Encore Energy Partners GP LLC, the general partner of Encore Energy Partners LP, a position he has held since February 2007. He also served as Chief Executive Officer of EAC from its inception until December 2005 and President of EAC from its inception until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until its merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining EAC in 1998. Mr. Brumley received a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

Jon S. Brumley Age 38	Mr. Jon S. Brumley has been the Chief Executive Officer of EAC since January 2006, President of EAC since August 2002, and a director of EAC since November 2001. Mr. Brumley also serves as the Chief Executive Officer, President, and director of Encore Energy Partners GP LLC since February 2007. He also held the positions of Executive Vice President — Business Development and Corporate Secretary of EAC from its inception in April 1998 until August 2002 and was a director of EAC from April 1999 until May 2001. Prior to joining EAC, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director — Business Development for MESA. Mr. Brumley received a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

John A. Bailey Age 39	Mr. Bailey has been a director of EAC since May 2006. Mr. Bailey has been the Managing Partner of 1859 Partners LLC, an investment partnership, since March 2009. From August 2008 to March 2009, Mr. Bailey was the Managing Partner of J. Bailey & Co LLC, an industry consultancy, and actively involved in the formation of 1859 Partners LLC. From December 2006 until August 2008, Mr. Bailey was a Portfolio Manager, Global Energy, at Carlyle — Blue Wave Partners Management, LP. From March 2005 to October 2006, Mr. Bailey was employed as Vice President, Energy at Amaranth Group LLC and a consultant to Amaranth Group LLC from October 2004 until March 2005. From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on the North American exploration and production segment of the energy industry. From May 1997 until May 2000, Mr. Bailey was part of the oil and natural gas equity research group at Donaldson, Lufkin & Jenrette, Inc. Mr. Bailey received a Bachelor of Arts degree in Economics and Government from Cornell University.

Martin C. Bowen Age 65	Mr. Bowen has been a director of EAC since May 2004. Since 1993, Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, L.P., a private holding company. He also serves on the Board of Directors of AZZ, Inc. and several privately held companies. In addition, he is a Director and Executive Committee Member of the Southwestern Exposition and Livestock Show and Vice President and Treasurer of Performing Arts Fort Worth. Mr. Bowen received a Bachelor of Business Administration in Finance from Texas A&M

University, a Bachelor of Foreign Trade from the American Graduate School of International Management and a Juris Doctor from Baylor University School of Law.

Ted Collins, Jr. Age 70	Mr. Collins has been a director of EAC since May 2001. From 1988 to July 2000, he was a co-founder and president of Collins & Ware, Inc. (an independent oil and natural gas exploration company which was sold in July 2000). Since that time he has engaged in private oil and natural gas investments. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association and the Midland Petroleum Club. He currently serves as Chairman of the Midland Wildcat Committee. He is a graduate of the University of Oklahoma with a Bachelor of Science in Geological Engineering. Mr. Collins serves on the Board of Directors of the general partner of Energy Transfer Partners, L.P.

Ted A. Gardner Age 51	Mr. Gardner has been a director of EAC since May 2001. Mr. Gardner has been Managing Partner of Silverhawk Capital Partners (a private equity investment group) since June 2005. From June 2003 to June 2005, Mr. Gardner was an independent investor. Mr. Gardner was a Managing Partner of Wachovia Capital Partners (a private equity investment group) and a Senior Vice President of Wachovia Corporation (a provider of commercial and retail banking and trust services) from 1990 until 2003. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a Juris Doctor and Masters of Business Administration from the University of Virginia.

John V. Genova Age 54	Mr. Genova has been a director of EAC since May 2004. Mr. Genova has been President and Chief Executive Officer and a member of the board of directors of Sterling Chemicals since May 2008. From March 2006 to May 2008, Mr. Genova was Vice President of Corporate Planning for Tesoro Corporation (an independent petroleum refiner). From July 2005 to March 2006, Mr. Genova was Vice President of Performance Management for Tesoro Corporation. He also served as an energy advisor for the Gerson Lehrman Group from 2004 to May 2008 and as a Senior Energy Advisor to Chanin Capital Partners from early 2005 to May 2008. From January 2005 to July 2005, Mr. Genova was an independent consultant to the energy industry. Previously, Mr. Genova was Executive Vice President — Refining and Marketing of Holly Corporation (an independent U.S. petroleum refiner) from January 2004 to December 2004. Prior to Holly, Mr. Genova worked over 27 years with ExxonMobil. From January 1999 to December 1999, he served as Vice President of the Gas Department of Exxon Company, International.

From December 1999 to March 2002, he served as Director of International Gas Marketing of ExxonMobil International Limited in London. From April 2002 through 2003, Mr. Genova served as Executive Assistant to the Chairman and General Manager, Corporate Planning of ExxonMobil Corporation. Mr. Genova received a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

James A. Winne III Age 57	Mr. Winne has been a director of EAC since August 2008 and was a director of EAC from May 2001 until July 2008. He has been President and Chief Executive Officer of Legend Natural Gas II, L.P. (an independent oil and natural gas company) since September 2004 and President and Chief Executive Officer of Legend Natural Gas III, L.P. (an independent oil and natural gas company) since August 2006. Mr. Winne is also non-executive Chairman of the Board of Phoenix Exploration Company, a privately held oil and natural gas exploration company. Mr. Winne was President and Chief Executive Officer of Legend Natural Gas, L.P. (an independent oil and natural gas company) from September 2001 until August 2004. Mr. Winne was a director of Belden & Blake Corporation (an independent oil and natural gas company) from September 2004 until August 2005 and served as Chairman of the Board and Chief Executive Officer of Belden & Blake from December 2004 until August 2005. From March 2001 until September 2001, Mr. Winne developed plans for a business that became Legend Natural Gas. He was formerly employed by North Central Oil Corporation (an independent oil and natural gas company) for 18 years and was President and Chief Executive Officer from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and natural gas company) and Longhorn Oil and Gas (an independent oil and natural gas company) before joining North Central’s land department in January 1983. Mr. Winne is a land professional with 28 years of experience in the oil and gas industry.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting as of and for the year ending December 31, 2009. During 2008, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other services. Please read “Principal Accountant Fees and Services” on page 37. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Board Recommendation

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 11, 2009:

•	each person known by us to be beneficial owners of more than 5 percent of our common stock;

•	each director nominee;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

	Shares Beneficially
Name and Address of Beneficial Owner	Owned(1)(2)	% of Class

5% Beneficial Owners
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, Maryland 21202	4,256,899	8.1%
Baron Capital Group, Inc.(4) 767 Fifth Avenue New York, New York 10153	4,138,663	7.8%
Shapiro Capital Management LLC(5) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305	2,745,998	5.2%

Directors and Named Executive Officers
I. Jon Brumley(6)	2,579,223	4.9%
Jon S. Brumley	974,410	1.8%
Robert C. Reeves	171,025	*
L. Ben Nivens	67,601	*
John W. Arms	118,840	*
John A. Bailey	15,000	*
Martin C. Bowen	37,000	*
Ted Collins, Jr.	142,750	*
Ted A. Gardner	29,500	*
John V. Genova	29,500	*
James A. Winne III	37,500	*
All directors and executive officers as a group (15 persons)	4,481,742	8.3%

*	Less than 1%.

(1)	Includes options that are or become exercisable within 60 days of March 11, 2009 as follows: Mr. I. Jon Brumley (328,362), Mr. Jon S. Brumley (343,623), Mr. Reeves (90,978), Mr. Nivens (16,412), Mr. Arms (53,169), Mr. Bowen (7,500), Mr. Collins (18,000), Mr. Gardner (15,000), Mr. Genova (7,500), and Mr. Winne (18,000), and all directors and executive officers as a group (1,060,102).

(2)	Includes unvested restricted stock as of March 11, 2009 as follows: Mr. I. Jon Brumley (96,833), Mr. Jon S. Brumley (90,042), Mr. Reeves (35,986), Mr. Nivens (32,109), Mr. Arms (28,903), Mr. Bailey (11,250), Mr. Bowen (14,250), Mr. Collins (14,250), Mr. Gardner (14,250), Mr. Genova (14,250), and Mr. Winne (14,250), and all directors and executive officers as a group (436,602).

(3)	Based on an amendment to Schedule 13G filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc. (“Price Associates”). Such filing indicated that Price Associates had sole voting power with respect to 633,949 shares and sole dispositive power with respect to 4,256,899 shares. These securities are owned by various individual and institutional investors where Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for whom Price Associates serves as investment adviser. Any and all discretionary authority which had been delegated to Price Associates may be revoked in whole or in part at any time.

(4)	Based on an amendment to Schedule 13G filed with the SEC on February 12, 2009 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., an investment advisor (“BAMCO”), Baron Capital Management, Inc., an investment advisor (“BCM”), Baron Growth Fund, a registered investment company (“BGF”), and Ronald Baron. Such filing indicated that (1) BCG had shared voting power with respect to 3,528,163 shares and shared dispositive power with respect to 4,138,663 shares, (2) BAMCO had shared voting power with respect to 3,259,063 shares and shared dispositive power with respect to 3,859,063 shares, (3) BCM had shared voting power with respect to 269,100 shares and shared dispositive power with respect to 279,600 shares, (4) BGF had shared voting and dispositive power with respect to 3,022,963 shares, and (5) Ronald Baron had shared voting power with respect to 3,528,163 shares and shared dispositive power with respect to 4,138,663 shares. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or to direct the disposition of the securities in the advisory accounts. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM, and their affiliates.

(5)	Based on a Schedule 13G filed with the SEC on February 3, 2009 by Shapiro Capital Management LLC (“Shapiro Capital”) and Samuel R. Shapiro (“Mr. Shapiro”). Such filing indicated that Shapiro Capital had sole voting power with respect to 2,230,898 shares, shared voting power with respect to 515,100 shares, and sole dispositive power with respect to 2,745,998 shares. Shapiro Capital, an investment advisor registered under the Investment Company Act of 1940, has one or more advisory clients that legally own the securities covered by the Schedule 13G. Shapiro Capital has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of the shares. Mr. Shapiro is the chairman, a director, and majority shareholder of Shapiro Capital, in which capacity he exercises dispositive power over the securities reported by Shapiro Capital. Mr. Shapiro, therefore, may be deemed to have indirect beneficial ownership over such securities. Mr. Shapiro has no interest in dividends or proceeds from the sale of such securities, owns no such securities for his own account, and disclaims beneficial ownership of all for securities reported by Shapiro Capital.

(6)	Mr. Brumley is the sole officer, director, and stockholder of a corporation that is the sole general partner of two limited partnerships that own a total of 1,945,013 shares. Accordingly, Mr. Brumley had sole voting and dispositive power with respect to all shares owned by these partnerships.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10 percent of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe that, during 2008, our directors, executive officers, and 10 percent stockholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of the copies of Forms 3 and 4, and amendments thereto, provided to us and the written representations of our directors and executive officers.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board. Information regarding the business experience of each of our executive officers is provided below.

I. Jon Brumley Age 70	Please read page 8 for information regarding Mr. I. Jon Brumley’s business experience.

Jon S. Brumley Age 38	Please read page 9 for information regarding Mr. Jon S. Brumley’s business experience.

Robert C. Reeves Age 39	Mr. Reeves has been Senior Vice President, Chief Financial Officer, and Treasurer of EAC since November 2006 and has been Corporate Secretary of EAC since May 2008. Mr. Reeves has also served as Senior Vice President, Chief Financial Officer, and Treasurer of Encore Energy Partners GP LLC since February 2007 and as Corporate Secretary since May 2008. From November 2006 until January 2007, Mr. Reeves also served as Corporate Secretary of EAC. Mr. Reeves served as Senior Vice President, Chief Accounting Officer, Controller, and Assistant Corporate Secretary of EAC from November 2005 until November 2006. He served as EAC’s Vice President, Controller, and Assistant Corporate Secretary from August 2000 until October 2005. He served as Assistant Controller of EAC from April 1999 until August 2000. Prior to joining EAC, Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation. Mr. Reeves received his Bachelor of Science in Accounting from the University of Kansas. He is a Certified Public Accountant.

L. Ben Nivens Age 48	Mr. Nivens has been Senior Vice President and Chief Operating Officer of EAC since November 2006. Mr. Nivens has also served as Senior Vice President and Chief Operating Officer of Encore Energy Partners GP LLC since February 2007. From October 2005 until November 2006, Mr. Nivens served as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary of EAC. Mr. Nivens served as EAC’s Vice President of Corporate Strategy and Treasurer from June 2005 until October 2005. From April 2002 to June 2005, Mr. Nivens served as engineering manager and in other engineering positions for EAC. Prior to joining EAC, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a Bachelor of Science in Petroleum Engineering from Texas Tech University and a Masters of Business Administration from Southern Methodist University.

John W. Arms Age 41	Mr. Arms has been Senior Vice President — Acquisitions of EAC since February 2007. Mr. Arms has also served as Senior Vice President — Acquisitions of Encore Energy Partners GP LLC since February 2007. Mr. Arms served as Vice President of Business Development of EAC from September 2001 until February 2007. From November 1998 until September 2001, Mr. Arms served as Manager of Acquisitions and in various other petroleum engineering positions for EAC. Prior to joining EAC in November 1998, Mr. Arms was a Senior Reservoir Engineer for Union Pacific Resources and an engineer at XTO Energy, Inc. Mr. Arms received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Kevin Treadway Age 43	Mr. Treadway has been Senior Vice President — Land of EAC since February 2008 and served as EAC’s Vice President — Land from February 2007 to February 2008. Mr. Treadway has also served as Senior Vice President — Land of Encore Energy Partners GP LLC since February 2008 and served as its Vice President — Land from February 2007 to February 2008. He joined EAC in 2000 as a staff landman and in 2002 was promoted to Land Manager. Prior to joining EAC, Mr. Treadway served as a Landman at Coho Resources. Mr. Treadway received a Bachelor of Science in Petroleum Land Management from the University of Southwestern Louisiana.

Andrea Hunter Age 34	Ms. Hunter has been Vice President, Controller, and Principal Accounting Officer of EAC since February 2008. Ms. Hunter has also served as Vice President, Controller, and Principal Accounting Officer of Encore Energy Partners GP LLC since February 2008. Prior to her promotion, Ms. Hunter had served as Controller of EAC from September 2007 to February 2008 and as Controller of Encore Energy Partners GP LLC from February 2007 to February 2008. From July 2003 to September 2007, Ms. Hunter held positions of increasing responsibility at EAC, including financial reporting senior manager. Prior to joining EAC in July 2003, Ms. Hunter worked in public accounting, first in the Assurance and Business Advisory Services of PricewaterhouseCoopers LLP and later as an editor at Thomson Publishing’s Practitioners Publishing Company. Ms. Hunter received a Master of Science and Bachelor of Business Administration, both in Accounting, from the University of Texas at Arlington. She is a Certified Public Accountant.

Thomas H. Olle Age 54	Mr. Olle has been Vice President, Strategic Solutions of EAC since February 2008. Mr. Olle has also served as Vice President, Strategic Solutions of Encore Energy Partners GP LLC since February 2008. From November 2006 to February 2008, Mr. Olle served as Vice President, Mid-Continent

Region of EAC. From February 2007 to February 2008, Mr. Olle served as Vice President, Mid-Continent Region of Encore Energy Partners GP LLC. From February 2005 until November 2006, Mr. Olle was EAC’s Senior Vice President — Asset Management. Mr. Olle served as EAC’s Senior Vice President, Asset Management of the Cedar Creek Anticline from April 2003 to February 2005. Mr. Olle joined EAC in March 2002 as Vice President of Engineering. Prior to joining EAC, Mr. Olle served as Senior Engineering Advisor of Burlington Resources, Inc. (an independent oil and gas company) from September 1999 to March 2002. From July 1986 to September 1999, he served as Regional Engineer of Burlington Resources. Mr. Olle received a Bachelor of Science with Highest Honors in Mechanical Engineering from the University of Texas at Austin.

Andy R. Lowe Age 57	Mr. Lowe has been Vice President, Marketing of EAC since February 2007. Mr. Lowe has also served as Vice President, Marketing of Encore Energy Partners GP LLC since February 2008. From May 2006 until February 2007, Mr. Lowe was EAC’s Director of Marketing. Prior to joining EAC, Mr. Lowe was Vice President — Marketing for Vintage Petroleum, Inc. from December 1997 until December 2005. Mr. Lowe served as General Manager — Marketing for Vintage Petroleum, Inc. from 1992 until December 1997. Mr. Lowe served as president of Quasar Energy, Inc. from 1990 until 1992, providing downstream natural gas marketing services. From September 1983 to November 1990, he was employed by Maxus Energy Corporation, formerly Diamond Shamrock Exploration Company, serving as Manager of Marketing and in various other management and supervisory capacities. From 1981 to September 1983, he was employed by American Quasar Exploration Company as Manager of Oil and Gas Marketing. From 1978 to 1981, Mr. Lowe was employed by Texas Pacific Oil Company serving in various positions in production and marketing. Mr. Lowe received a Bachelor of Science in Education from Texas Tech University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding our named executive officers for 2008. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for 2008.

Executive Compensation Philosophy

In establishing executive compensation, we believe that:

•	base salaries should be at levels competitive with peer group companies that compete with us for business opportunities and executive talent;

•	annual cash bonuses and equity-based compensation awards should reflect progress toward our corporate, strategic, and operating goals and individual performance; and

•	we should encourage significant executive stock ownership to further align executives’ interests with those of our stockholders.

Purpose of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following long-term objectives:

•	align executive pay with the creation of stockholder wealth while maintaining good corporate governance;

•	produce long-term, positive results for our stockholders;

•	align executive compensation with our performance and appropriate peer group companies;

•	offer incentives for exceeding performance objectives;

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce; and

•	prevent short-term inappropriate behavior to manipulate results for the purpose of increasing compensation.

Role of the Compensation Committee

Responsibilities and Authority

The Compensation Committee has overall responsibility for the compensation of our named executive officers. The specific duties and responsibilities of the Compensation Committee are described above under “Corporate Governance Principles and Board Matters — Board Structure and Committee Composition — Compensation Committee” and in the charter of the Compensation Committee, which is available on the “Corporate Governance” section of our website at www.encoreacq.com.

The compensation of our Chairman of the Board and Chief Executive Officer is approved by the Compensation Committee in executive session. The compensation of our other named executive officers is recommended by our Chairman of the Board and Chief Executive Officer and reviewed and approved by the Compensation Committee.

Timing of Decisions

The Compensation Committee generally meets each February to establish base salaries for the then-current year, to approve cash bonuses, to award equity-based compensation in respect of corporate and executive performance during the preceding year, and to review and, as appropriate, make changes to our executive compensation program. At this meeting, the Compensation Committee establishes the performance goals and objectives for the then-current year. The Compensation Committee also meets at other times during the year and acts by written consent when necessary and appropriate. The Chairman of the Compensation Committee also met with members of our management team and representatives of Towers Perrin during 2008 to discuss our executive compensation policies and programs.

The February meeting of the Compensation Committee is typically set at least a year in advance to coincide with the regularly scheduled Board meeting. The timing of Board and committee meetings is determined by our Chairman of the Board in consultation with the other Board and committee members. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making equity-based compensation decisions, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, grants of equity-based compensation are made at the February meeting of the Compensation Committee, although specific grants may be made at other times to recognize an employee’s promotion, change in responsibility, or specific achievement.

Use of Compensation Consultant

The Compensation Committee considered advice and information from Towers Perrin in determining the amount and form of compensation for named executive officers and other employees with respect to 2008. This work included establishing an updated comparison group of companies, providing relevant market data, and information on trends in executive officer compensation. Management has not engaged Towers Perrin for any purpose.

Compensation Program

Elements of Compensation

Our executive compensation program consists of the following elements:

•	base salary;

•	annual incentive compensation, which includes an annual cash bonus and long-term incentive compensation; and

•	perquisites and other benefits.

During 2008, these compensation elements were designed to reward corporate and individual performance.

•	Corporate Performance: Corporate performance during 2008 was measured relative to specified objectives, such as reserve replacement, achievement of budgeted production and lease operating expense, the level of our finding and development (“F&D”) costs relative to our peer group, rates of return on development capital, and repurchases of EAC stock. The Compensation Committee also considered other achievements during 2008 when evaluating corporate performance.

•	Individual Performance: Individual performance is evaluated based on individual expertise, leadership, ethics, and personal performance against goals and objectives.

When determining compensation adjustments and awards, in addition to considering peer group comparisons and the satisfaction of performance objectives as described below, the Compensation Committee also considers internal pay equity within EAC.

Peer Group Comparisons

With the assistance of Towers Perrin, the Compensation Committee evaluates the executive compensation programs and practices for our executive officers against an industry peer group in order to achieve a competitive level of compensation. Our peer group consists of oil and natural gas companies that compete with us for business opportunities and executive talent. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make a comparison meaningful. The Compensation Committee uses the peer group data to ensure that named executive officer compensation as a whole is appropriately competitive, given our performance.

For 2008, our industry peer group consisted of the following companies:

• Berry Petroleum Co.	• Newfield Exploration Co.
• Bill Barrett Corporation	• Petrohawk Energy Corporation
• Cabot Oil & Gas Corporation	• Pioneer Natural Resources Company
• Chesapeake Energy Corporation	• Plains Exploration & Production Company
• Cimarex Energy Co.	• Quicksilver Resources Inc.
• Comstock Resources, Inc.	• Range Resources Corporation
• Denbury Resources Inc.	• St. Mary Land & Exploration Company
• Energy Partners, Ltd.	• Swift Energy Company
• EOG Resources, Inc.	• Whiting Petroleum Corp.
• Forest Oil Corporation	• XTO Energy, Inc.

The composition of our peer group is subject to change from time to time based on a review by the Compensation Committee to reflect, among other things, best practices in executive compensation, changes in our business or the business of other companies, and changes in the competitive marketplace resulting from mergers and acquisitions or other activity.

In general, we target total direct compensation (base salary, annual cash bonus, and long-term equity-based incentives) for executive officers at between the 50th and 75th percentiles of total direct compensation for similar positions in our peer group, although actual total compensation may be lower than the 50th percentile or higher than the 75th percentile based on corporate performance, individual performance and experience, and other factors. We believe that targeting total direct compensation at between the 50th and 75th percentiles, while maintaining flexibility to pay outside that range, is necessary in order for us to attract, retain, and motivate executive talent in a very competitive energy marketplace.

In addition, the Compensation Committee also considered data collected from executive compensation surveys by nationally recognized compensation consultants. The data was for comparable positions at exploration and production companies and for general industry companies with revenues comparable to ours.

Performance Objectives

Our Performance in 2008.  2008 was a unique year for us and the oil and natural gas industry. Oil and natural gas prices began the year at $99.62 per barrel (“Bbl”) and $7.85 per thousand cubic feet (“Mcf”), respectively, and later rose to record levels in early July 2008 of $145.29 per Bbl and $13.58 per Mcf, respectively, before falling to $44.60 per Bbl and $5.62 per Mcf, respectively, by December 31, 2008. The dramatic rise in oil and natural gas prices resulted in a significant increase in oilfield service costs, which continue to remain elevated.

In May 2008, we announced that our Board had authorized our management team to explore a broad range of strategic alternatives to further enhance shareholder value, including, but not limited to, a sale or merger of the company. In connection with the strategic alternatives process, our Board approved retention plans for all of our then-current employees, excluding members of our strategic team, providing for the payment of twelve months of base salary or base rate of pay, as applicable, and providing for the payment of eight months of base salary for members of the strategic team, excluding our Chairman of the Board and Chief Executive Officer, subject to continued employment. Our 2008 results of operations include approximately $14.5 million of pre-tax expense related to the retention plans.

Even with the challenges of wildly fluctuating commodity prices, the distractions associated with a strategic alternatives process, and the effects of the worldwide economic recession, we had a very good year in 2008. Our accomplishments during 2008 included, among other things, the following:

•	We were a leader in the Bakken/Sanish shale play in North Dakota.

•	We were a significant participant in the Haynesville shale play in northwest Louisiana.

•	We implemented a highly successful hedging program that provided significant cash flow protection as commodity prices began falling during the second half of the year.

•	We completed the 24-well commitment phase of our West Texas joint development agreement with ExxonMobil and moved to the lower-risk exploitation phase on the project. We also extended the continuous drilling program to hold fields through 2010 with minimal investment.

•	We achieved record revenues of $1.1 billion, record net income of $430.8 million, and record EBITDAX.

•	Our average daily production volumes increased six percent to 39,470 barrels of oil equivalent per day (“BOE/D”) in 2008 as compared to 37,094 BOE/D in 2007. Oil represented 70 percent and 71 percent of our total production volumes in 2008 and 2007, respectively.

•	We ended the year with significant liquidity.

•	There were only three company recordable accidents in 2008, and our safety incident rate remained below the industry average.

For 2008, we recorded a 52 million barrels of oil equivalent (“MMBOE”) negative financial revision to our proved reserves based primarily on the lower prices of oil and natural gas and higher service costs on December 31, 2008 versus December 31, 2007. Revisions due to lower prices and higher operating costs were a negative 21 MMBOE. We also had negative revisions of 31 MMBOE for undeveloped reserves related to high pressure air projects in the Cedar Creek Anticline. The SEC currently requires reserve volumes to be calculated using commodity prices and service costs on December 31. The lower commodity prices and higher service costs at December 31, 2008 had the effect of decreasing the economic life of our oil and natural gas properties and making development of some previously recorded undeveloped reserves uneconomic.

2008 Performance Objectives.  For 2008, the Compensation Committee evaluated our financial condition and results of operations, our performance in light of oil and natural gas industry fundamentals, and how effectively management adapted to changing industry conditions and opportunities during the year in preparing itself to capitalize on opportunities in the future. In February 2008, the Compensation Committee established the following six objectives to measure our performance during 2008:

•	Budgeted Production: achieve budgeted oil and natural gas production.

•	Rate of Return: realize a 15 percent rate of return on capital invested in drilling projects at a pre-determined price deck (using a budgeted price deck equal to $89.00 per Bbl for oil and $8.00 per Mcf for natural gas).

•	Lease Operating Expense: meet budgeted lease operating expense.

•	Stock Repurchase: repurchase $40 million to $50 million of our outstanding common stock.

•	Reserve Replacement: add reserves at least equal to production through acquisitions or internal growth (using the same price deck described above).

•	F&D Costs: manage F&D costs so that they are lower than such costs for 50 percent of the companies in our peer group.

During 2008, we beat our budgeted production targets by three percent, but exceeded our drilling and development capital expenditure budget. We ended the year with a rate of return on capital invested that was slightly below our target at the budgeted price deck, but above our target based on average NYMEX prices. We were able to achieve our lease operating expense objective, after excluding the impact of retention bonuses, but we were slightly above our objective after considering such costs. Our F&D costs objective was not achieved, but we were able to repurchase $50 million of our common stock and to replace 111 percent of our production (excluding the effects of the reserve write downs).

Overall, we had a good year in 2008, but it was not without its challenges.

Base Salaries

We attempt to provide named executive officers with a base salary that is within range when compared to our peer group. The base salary for each named executive officer reflects his position, responsibilities, and contributions relative to other executives and applicable peer group data provided by an outside consultant. Salaries are typically reviewed each February as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

During 2008, our named executive officers received the following base salaries (effective March 1, 2008):

2008
Name	Base Salary

I. Jon Brumley	$375,000
Jon S. Brumley	600,000
Robert C. Reeves	360,000
L. Ben Nivens	360,000
John W. Arms	325,000

In evaluating the adequacy of the base salaries of our named executive officers for 2009, the Compensation Committee considered the historical and expected future performance of each executive and competitive market data. In general, the Compensation Committee targets base salaries for our named executive officers at between the 50th and 75th percentiles of base salaries for similar positions in our peer group (except for Mr. I. Jon Brumley for whom other companies did not have a comparable position), although base salaries may be lower than the 50th percentile or higher than the 75th percentile based on individual performance and experience, corporate performance, and other factors. Based on a review of base salaries for our peer group and after considering each executive’s individual performance and the challenging economic environment for 2009, the Compensation Committee decided to increase the base salaries of our named executive officers by three percent over 2008, which was the same cost-of-living adjustment provided to substantially all of our employees. These new base salaries were effective as of March 1, 2009.

Annual Incentive Compensation

General.  In general, an executive’s annual incentive compensation consists of the following:

•	25 percent annual cash bonus;

•	50 percent restricted stock; and

•	25 percent stock options.

We believe that making at least 75 percent of an executive’s annual incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders. Like cash bonuses, stock options and restricted stock awards reflect progress toward our corporate goals and individual performance. However, when the annual cash bonus is not as large, the total amount of annual incentive compensation for executives is decreased because of the multiplier effect relating to equity-based compensation.

The equity component of annual incentive compensation typically consists of restricted stock with a value equal to twice the executive’s annual cash bonus and stock options with a value equal to the executive’s annual cash bonus. However, the mix of restricted stock and stock options may vary depending on the individual circumstances of the named executive officer. For example, named executive officers that are at or near retirement age may be awarded restricted stock instead of stock options because restricted stock continues to vest after retirement, subject to the achievement of performance and time-based vesting conditions that were applicable at the time of retirement.

Annual Cash Bonuses.  An executive’s annual cash bonus is generally set at a level intended to result in 25 percent of the executive’s total annual incentive compensation being paid in cash. For 2008, the amount of the annual cash bonus was not subject to any maximum or minimum thresholds; instead, it was determined by the Compensation Committee after considering corporate performance, individual performance, and peer group comparisons. For 2008, the amount of the annual cash bonus was determined by starting with a target bonus equal to the following for each named executive officer (expressed as a percentage of base salary):

Target 2008
Name	Bonus Opportunity

Jon S. Brumley	225%
I. Jon Brumley	200%
L. Ben Nivens	175%
Robert C. Reeves	150%
John W. Arms	135%

The “target” bonus opportunity was then multiplied by a corporate performance factor of 85 percent for Messrs. J. S. Brumley, I. J. Brumley, and Nivens and 100 percent for Messrs. Reeves and Arms. The 85 percent corporate performance factor for Messrs. J. S. Brumley, I. J. Brumley, and Nivens was considered appropriate in light of the significant reserve write down described above. Messrs. Reeves and Arms had no direct responsibility for our reserves in 2008 and, therefore, did not have their corporate performance factor reduced as a result of the reserve write down.

The “target” bonus opportunity was further multiplied by an annual performance factor of 67 percent for each named executive officer, which resulted in a further reduction of the target bonus opportunity. This factor reflected our performance during 2008, which was below desired levels.

After applying the above factors to the “target” bonus opportunity and considering such other factors as it deemed appropriate, the Compensation Committee awarded each named executive officer the annual cash bonus set forth in the table below, which is compared to the annual cash bonus awarded in 2007:

	Total Annual Cash	Total Annual Cash	Difference in 2008
Name	Bonus for 2008	Bonus for 2007	Compared to 2007

I. Jon Brumley	$439,900	$700,000	$(260,100)
Jon S. Brumley	791,900	850,000	(58,100)
Robert C. Reeves	372,700	550,000	(177,300)
L. Ben Nivens	369,500	550,000	(180,500)
John W. Arms	302,800	475,000	(172,200)

Restricted Stock Awards.  The Compensation Committee generally grants restricted stock with a value equal to twice the executive’s annual cash bonus. The Compensation Committee believes that restricted stock provides a more immediate benefit for purposes of attracting, retaining, and motivating employees in an intensely competitive environment for executive talent.

The following table sets forth awards of restricted stock on February 9, 2009 with respect to each named executive officer’s performance in 2008:

	Shares of		Grant Date
Name	Restricted Stock	Strike Price	Fair Value(1)

I. Jon Brumley	28,801	$30.55	$879,871
Jon S. Brumley	51,842	30.55	1,583,773
Robert C. Reeves	24,396	30.55	745,298
L. Ben Nivens	24,193	30.55	739,096
John W. Arms	19,822	30.55	605,562

(1)	Determined by multiplying the number of shares of restricted stock granted to a named executive officer by the strike price, the closing price of our common stock on the NYSE on February 9, 2009, which was the date of grant.

Restricted stock awards granted to our named executive officers (and certain other members of management) with respect to 2008 have both a time-based vesting component and a performance-based vesting component, as follows:

•	Time-based vesting component: restricted stock awards vest in four equal annual installments beginning on the first anniversary of the date of grant.

•	Performance-based vesting component: restricted stock awards vest if we achieve any one of the following performance goals during 2009:

•	meet budgeted volumes;

•	achieve negative forecast revisions for proved developed producing properties of one percent or less;

•	generate at least $150 million of free cash flow;

•	achieve development costs of $22 per Bbl or less; and

•	generate a 15 percent rate of return based on constant oil and natural gas prices.

Restricted stock awards are subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability and to such other terms as are set forth in the award agreement. The Compensation Committee also retains ultimate discretion, based on any factors it deems relevant, to waive or accelerate the time-based and performance-based vesting components of restricted stock awards.

Stock Options.  The Compensation Committee generally grants stock options with a value equal to the value of the annual cash bonus. The following table sets forth stock option grants on February 9, 2009 with respect to each named executive officer’s performance in 2008:

	Shares
	Underlying	Grant Date
Name	Options	Fair Value(1)

I. Jon Brumley	27,827	$439,945
Jon S. Brumley	50,088	791,891
Robert C. Reeves	23,571	372,658
L. Ben Nivens	23,374	369,543
John W. Arms	19,151	302,777

(1)	Determined by multiplying the number of options granted to a named executive officer by $15.81, the weighted average fair value per share of options granted on February 9, 2009 using the Black-Scholes option-pricing model.

Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to accelerated vesting in the event of a change in control or termination of employment due to death or disability and to such other terms as are set forth in the award agreement. The Compensation Committee also retains ultimate discretion, based on any factors it deems relevant, to waive or accelerate the time-based vesting component of stock option awards.

Management Incentive Units.  In May 2007, the board of directors of Encore Energy Partners GP LLC, the general partner of Encore Energy Partners LP (“ENP”), granted management incentive units to its named executive officers, who also serve in the same capacities for us. A management incentive unit is a limited partner interest in ENP that entitles the holder to quarterly distributions to the extent paid to ENP’s our common unitholders and to increasing distributions upon the achievement of 10 percent compounding increases in ENP’s distribution rate to common unitholders. The management incentive units were based on ENP’s performance and designed to align the economic interests of our general partner’s executives with the interests of ENP’s unitholders; that is, annual distribution increases and capital appreciation for management of ENP’s general partner were tied directly to annual distribution increases and capital appreciation for ENP’s public unitholders.

On November 14, 2008, the management incentive units became convertible into ENP’s common units, at the option of the holder, at a ratio of one management incentive unit to approximately 3.1186 of ENP’s common units.

During the fourth quarter of 2008, the holders of the management incentive units converted all 550,000 management incentive units into 1,715,205 of ENP’s common units.

In addition to approval by the board of directors of Encore Energy Partners GP LLC, the grants of management incentive units were approved by our Board based on the recommendation of the Compensation Committee. In making its decision to approve the grant of management incentive units by the board of directors of Encore Energy Partners GP LLC, our Board and Compensation Committee relied on, among other things, the advice of an independent compensation consultant retained by the Compensation Committee, as well as analyses of equity compensation and ownership by other executives of master limited partnerships.

The management incentive units were issued based on the assumption that ENP would not pay the recipients a salary or a cash bonus, or grant them any equity awards under its long-term incentive plan. In February 2008, our named executive officers did not receive any grants of restricted stock or stock options with respect to performance in 2007 because, as named executive officers of ENP’s general partner, they had received the grant of management incentive units in May 2007.

Strategic Team Bonus Plan.  In February 2009, the Compensation Committee considered a revised compensation program for 2009 with the intent of creating a production and reserve-driven efficient oil company. The revised program is designed to accomplish the following objectives:

•	match company and individual performance;

•	increase shareholder wealth and compensate employees fairly;

•	increase employee effectiveness by directly linking compensation to defined goals and objectives;

•	create well-defined, measurable and attainable objectives for members of the strategic team; and

•	give members of the strategic team more knowledge of their individual goals, their group regional goals and the company’s corporate objectives.

The revised program will build on the company’s strong entrepreneurial culture by providing employees with clear goals, empowering employees to achieve those goals and holding employees accountable if the goals are not achieved.

After considering the revised compensation program, the Compensation Committee approved the Strategic Team Bonus Plan (the “Bonus Plan”) to reward selected executive officers, managers, and certain other key employees for making significant contributions to our success. Awards under the Bonus Plan are based on the achievement of corporate objectives applicable to all covered employees and strategic and individual objectives tailored to each covered employee. For 2009, the Compensation Committee has established the following corporate objectives:

•	meet budgeted volumes;

•	achieve negative forecast revisions for proved developed producing properties of one percent or less;

•	generate at least $150 million of free cash flow;

•	achieve development costs of $22 per Bbl or less; and

•	generate a 15 percent rate of return based on constant oil and natural gas prices.

The actual cash bonus for 2009 will be determined based on the following formula: (1) the individual’s target 2009 bonus opportunity (set forth below), multiplied by (2) the level of achievement of corporate, strategic, and individual objectives as determined by the Compensation Committee in its discretion, (3) a corporate performance factor (between zero percent and 100 percent) determined by the Compensation Committee in its discretion, multiplied by (4) an individual performance factor (between zero percent and 100 percent) determined by the Compensation Committee in its discretion. So long as at least one of the five corporate objectives has been achieved, the Compensation Committee has discretion to award bonuses under the Bonus Plan based on the achievement of all, a portion of, or none of the other performance objectives. The adoption of the Bonus Plan is intended to allow bonuses paid to our named executive officers to meet the requirements for “qualified performance-based compensation,” which is exempt from the $1,000,000 annual deduction limitation set forth in Section 162(m) of the Code. See “— Impact of Tax and Accounting Treatment — Tax Treatment” below for additional discussion.

The following table sets forth the target 2009 bonus opportunity for our named executive officers (expressed as a percentage of each executive’s annual base salary):

Target 2009
Name	Bonus Opportunity

Jon S. Brumley	250%
I. Jon Brumley	200%
L. Ben Nivens	200%
Robert C. Reeves	175%
John W. Arms	125%

The Bonus Plan also includes a variety of additional corporate performance measures that can reduce or increase 2009 bonuses, provided that aggregate reductions will not decrease the target 2009 bonus opportunity by more than 50 percent or increase the target 2009 bonus opportunity by more than 150 percent.

Under the Bonus Plan and subject to the limitations described above, the Compensation Committee retains ultimate discretion, based on any factors it deems relevant, to increase or reduce the amount of, or cancel payment of, any award otherwise payable based on the applicable performance objectives for 2009. The Compensation Committee also retains ultimate discretion, based on any factors it deems relevant, to make bonus awards outside the Bonus Plan.

Upon a change in control of our company, the Compensation Committee has discretion to pay out all awards under the Bonus Plan at a level determined in its sole discretion. Upon any termination of employment, a participant’s right to a bonus will be forfeited, except as the Compensation Committee may expressly provide otherwise in its discretion, subject to the attainment of the relevant performance goals for the year.

We anticipate that awards under the Bonus Plan for 2009 will be determined and paid in the first quarter of 2010.

Perquisites and Other Benefits

Perquisites.  Our named executive officers generally do not receive benefits that are not available to all employees. For example, we provide all employees with health club membership options. The aggregate value of all perquisites did not exceed $10,000 for any named executive officer during 2008, except for Mr. I. Jon Brumley’s personal use of EAC’s aircraft, which was valued at $26,156.

In February 2008, the Compensation Committee approved personal use of EAC’s aircraft for Mr. I. Jon Brumley and Mr. Jon S. Brumley. Both executives are allowed personal use of EAC’s aircraft without charge for up to a maximum of 15 hours per year. For any personal use in excess of 15 hours a year, the executive will be required to reimburse us for variable costs related to such use, such as jet fuel, variable crew costs, flight insurance, landing fees, flight planning fees, and airport taxes. The executive will also be required to pay us an additional amount equal to 10 percent of jet fuel relating to personal use in excess of 15 hours per year.

Other Benefits.  We seek to provide benefit plans, such as medical, life, and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other exempt employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We have an employee severance protection plan that provides all full-time employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a change in control (as defined in the plan). If during such time period, a named executive officer is involuntarily terminated by us or our successor other than for cause or he resigns for good reason (as defined in the plan), the officer will receive the following:

•	cash equal to 2 times annual salary and cash bonus, or 2.5 times annual salary and cash bonus for the Chief Executive Officer;

•	continued medical, dental, and life insurance coverage for up to three years;

•	automatic vesting of all stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) such that after payment of excise and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

For more information regarding the employee severance protection plan, including potential payments, please read “Potential Payments Upon Termination or Change in Control — Change in Control” beginning on page 32.

Stock Ownership Guidelines

In February 2005, the Compensation Committee adopted stock ownership guidelines that require each named executive officer (and certain other members of management) to own shares of our common stock with a value at least equal to such person’s base salary. Until this guideline is achieved, the named executive officer (or other member of management) will be required to retain at least 25 percent of his or her restricted stock for a period of two years after vesting. Our stock ownership guidelines are designed to increase executives’ equity stakes in us and to align executives’ interests more closely with those of our stockholders.

Impact of Tax and Accounting Treatment

Accounting Treatment

We utilize a standard option pricing model (i.e., Black-Scholes) to estimate the grant date fair value of stock options to be recorded in the financial statements over the applicable service period.

Tax Treatment

Incentive Stock Options.  Some of the options issued to our officers under the Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Code, while other options granted under the Plan are non-qualified stock options. Under rules applicable to U.S. corporations such as us, no deduction is available to the employer corporation upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period, generally one year from the date of exercise, expires). However, upon the exercise of a non-qualified stock option, the employer corporation is entitled to a deduction in an amount equal to the income recognized by the employee. The tax treatment of incentive stock options is generally more favorable to employees than the tax treatment accorded non-qualified stock options, in that the gain on the difference between the fair market value of our stock and the exercise price is not taxed until ultimate disposition of our shares rather than at the time the option is exercised. This gain is permanently excluded from social security and Medicare taxes and, if the applicable holding period is met, this gain will be taxed at more favorable capital gains rates.

Corporate Tax Deduction on Compensation in Excess of $1,000,000 a Year.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to Chief Executive Officer and each of the three other highest paid officers (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). While our performance-based restricted stock, stock option, and Bonus Plan awards are intended to meet the requirements for “qualified performance-based compensation” (as defined in the Code), amounts paid under our other compensation programs may not qualify for this exemption.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that EAC specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee of the Board

James A. Winne III, Chairman
Martin C. Bowen
Ted Collins, Jr.

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to our named executive officers for the periods indicated:

								Change in
								Pension
								Value and
								Nonqualified
				Stock Awards(1)		Option	Non-Equity	Deferred	All Other
				EAC Restricted		Awards	Incentive Plan	Compensation	Compensation
Name and Title	Year	Salary	Cash Bonus	Stock(2)	ENP MIUs	(2)(3)	Compensation	Earnings	(4)(5)	Total

I. Jon Brumley	2008	$370,833	$439,900	$—	$1,236,785	$—	$—	$—	$46,856	$2,094,374
Chairman of the Board	2007	350,000	700,000	1,968,626	1,769,074	26,271	—	—	19,688	4,833,659
	2006	375,000	425,000	2,901,880	—	210,166	—	—	63,121	3,975,167
Jon S. Brumley	2008	591,667	791,900	715,725	1,236,785	227,234	—	—	20,700	3,584,011
Chief Executive Officer	2007	537,500	850,000	1,040,528	1,769,074	535,732	—	—	19,688	4,752,522
and President	2006	458,333	475,000	811,756	—	524,736	—	—	12,600	2,282,425
Robert C. Reeves	2008	351,667	372,700	219,411	951,373	103,516	—	—	20,700	2,019,367
Senior Vice President,	2007	295,833	550,000	304,680	1,360,826	163,483	—	—	19,688	2,694,510
Chief Financial Officer,	2006	204,375	212,500	161,616	—	90,910	—	—	12,600	682,001
Treasurer, and Corporate Secretary
L. Ben Nivens	2008	349,167	369,500	153,012	665,961	77,698	—	—	20,700	1,636,038
Senior Vice President	2007	287,500	550,000	218,911	952,578	110,250	—	—	19,688	2,138,927
and Chief Operating	2006	221,250	150,000	131,520	—	50,052	—	—	12,600	565,422
Officer
John W. Arms	2008	312,500	302,800	172,227	665,961	76,637	—	—	20,700	1,550,825
Senior Vice President,	2007	241,667	475,000	232,084	952,578	126,599	—	—	19,688	2,047,616
Acquisitions	2006	185,000	150,000	125,548	—	71,817	—	—	12,600	544,965

(1)	Reflects the compensation cost recognized by us with respect to grants of restricted stock awards and management incentive units, which does not correspond to the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Our named executive officers did not receive any grants of restricted stock or stock options with respect to performance in 2007 because, as named executive officers of ENP’s general partner, they received a grant of management incentive units in May 2007.

(3)	This amount reflects the compensation cost recognized by us with respect to grants of stock options. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of each option was estimated utilizing the Black-Scholes option-pricing model using the following assumptions:

	Year Ended December 31,
	2007	2006	2005

Expected volatility	35.7%	42.8%	46.0%
Expected dividend yield	0.0%	0.0%	0.0%
Expected term (in years)	6.0	6.0	6.0
Risk-free interest rate	4.8%	4.6%	3.7%
Weighted-average fair value per share	$11.16	$14.96	$12.99

These amounts reflect our recognized compensation expense for these awards, and do not correspond to the actual value that may be realized by the named executive officers.

(4)	Includes matching contributions to our 401(k) plan of $20,700, $19,688, and $12,600 for each named executive officer in 2008, 2007, and 2006, respectively.

(5)	For I. Jon Brumley, includes $26,156 and $50,521 related to personal use of our aircraft during 2008 and 2006, respectively.

Grants of Plan-Based Awards for 2008

Our named executive officers did not receive any grants of plan-based awards in 2008.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information concerning the outstanding equity awards held by each named executive officer as of December 31, 2008.

						Stock Awards(1)
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
								Unearned	of Unearned
		Option Awards(1)(2)				Number of	Market Value	Shares, Units	Shares, Units
		Number of Securities				Shares or	of Shares or	or Other	or Other
		Underlying Unexercised				Units of Stock	Units of Stock	Rights That	Rights That
		Options		Option	Option	That Have	That Have	Have Not	Have Not
Name and Title	Grant Date	Exercisable	Unexercisable	Exercise Price	Expiration Date	Not Vested(3)	Not Vested(4)	Vested(3)	Vested(4)

I. Jon Brumley	03/08/2001	44,357	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
Chairman of the Board	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
	11/22/2002	130,644	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	02/10/2004	93,361	—	17.1733	02/10/2014	14,140	$360,853	N/A	N/A
	02/14/2005	—	—	—	—	52,750	1,346,180	N/A	N/A
	02/15/2006	—	—	—	—	33,762	861,606	N/A	N/A
	02/12/2007	—	—	—	—	37,164	948,425	N/A	N/A

Jon S. Brumley	03/08/2001	68,500	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
Chief Executive Officer	10/23/2001	60,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
and President	11/22/2002	58,065	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	02/10/2004	68,464	—	17.1733	02/10/2014	5,185	$132,321	N/A	N/A
	02/14/2005	30,269	—	26.5467	02/14/2015	22,600	576,752	N/A	N/A
	02/15/2006	19,966	9,983	31.1000	02/15/2016	16,880	430,778	N/A	N/A
	02/12/2007	14,188	28,375	25.7300	02/12/2017	27,691	706,674	N/A	N/A

Robert C. Reeves	03/08/2001	10,179	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
Senior Vice President,	10/23/2001	30,000	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
Chief Financial Officer,	11/22/2002	15,483	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
Treasurer, and	02/10/2004	12,448	—	17.1733	02/10/2014	942	$24,040	N/A	N/A
Corporate Secretary	02/14/2005	5,040	—	26.5467	02/14/2015	3,770	96,210	N/A	N/A
	02/15/2006	3,423	1,711	31.1000	02/15/2016	2,894	73,855	N/A	N/A
	02/12/2007	6,347	12,694	25.7300	02/12/2017	12,388	316,142	N/A	N/A

L. Ben Nivens	11/22/2002	296	—	$12.4000	11/22/2012	N/A	N/A	N/A	N/A
Senior Vice President	11/21/2003	809	—	13.6067	11/21/2013	N/A	N/A	N/A	N/A
and Chief Operating	02/14/2005	642	—	26.5467	02/14/2015	958	$24,448	N/A	N/A
Officer	02/15/2006	3,804	1,901	31.1000	02/15/2016	3,215	82,047	N/A	N/A
	02/12/2007	4,480	8,961	25.7300	02/12/2017	8,745	223,172	N/A	N/A

John W. Arms	03/08/2001	13,125	—	$9.3333	03/08/2011	N/A	N/A	N/A	N/A
Senior Vice President,	10/23/2001	8,475	—	8.4000	10/23/2011	N/A	N/A	N/A	N/A
Acquisitions	11/22/2002	7,741	—	12.4000	11/22/2012	N/A	N/A	N/A	N/A
	02/10/2004	4,979	—	17.1733	02/10/2014	377	$9,621	N/A	N/A
	02/14/2005	5,040	—	26.5467	02/14/2015	3,770	96,210	N/A	N/A
	02/15/2006	3,233	1,616	31.1000	02/15/2016	2,732	69,721	N/A	N/A
	02/12/2007	4,480	8,961	25.7300	02/12/2017	8,745	223,172	N/A	N/A

(1)	Grants prior to 2006 have been adjusted to reflect EAC’s three-for-two stock split in July 2005.

(2)	EAC stock options vest and become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	EAC restricted stock awards granted prior to 2005 vest in three equal annual installments beginning on the third anniversary of the grant date. EAC restricted stock awards granted subsequent to 2005 vest in four equal annual installments beginning on the first anniversary of the grant date. All EAC restricted stock awards are subject to forfeiture if certain performance objectives are not satisfied and to accelerated vesting in the event of a change in control or termination of employment due to death or disability and to such other terms as are set forth in the award agreement. Holders of EAC restricted stock have the right to vote and to receive dividends paid with respect to shares of restricted stock.

(4)	Calculated using the closing price of our common stock on the NYSE on December 31, 2008 of $25.52 per share.

Option Exercises and Stock Vested

The following table summarizes option exercises and the vesting of restricted stock awards and management incentive units during 2008 for each named executive officer:

		Option Awards		Stock Awards
		Number of		Number of
		Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	Entity	on Exercise	on Exercise	on Vesting (1)	on Vesting(2)

I. Jon Brumley	EAC	—	$—	69,785	$2,371,826
	ENP	—	—	95,333	1,486,721

Jon S. Brumley	EAC	8,000	285,094	34,157	1,159,016
	ENP	—	—	95,333	1,486,721

Robert C. Reeves	EAC	16,071	654,519	8,404	283,501
	ENP	—	—	73,333	1,143,631

L. Ben Nivens	EAC	—	—	5,756	184,537
	ENP	—	—	51,333	800,541

John W. Arms	EAC	—	—	6,544	221,553
	ENP	—	—	51,333	800,541

(1)	With respect to EAC, represents shares of restricted stock that vested at various times during 2008. With respect to ENP, represents the number of management incentive units that vested at various times during 2008.

(2)	Determined by multiplying the number of shares of EAC restricted stock or ENP common unit equivalents that the management incentive units represented, as applicable, by the closing price on the NYSE of EAC’s common stock or ENP’s common units, as applicable, on the vesting date.

Pension Benefits

We do not maintain any plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under the Code.

Potential Payments Upon Termination or Change in Control

Cash Severance

Except as described below under “Change in Control,” our employees do not receive any cash severance payments in connection with a termination of employment. In the past, we have paid certain executive officers a cash severance on a case-by-case basis in exchange for a release and agreement to certain post-employment covenants.

Stock Options and Restricted Stock Awards

All salaried employees who receive stock options or restricted stock awards are subject to the same terms and conditions in the event of a termination or change in control.

Termination other than upon Normal Retirement, Change in Control, Death, or Disability.  Upon termination other than upon normal retirement, change in control, death, or disability, options may be exercised to the extent exercisable at termination for a period of three months and any unvested restricted stock is forfeited.

Termination upon Normal Retirement.  All salaried employees who receive restricted stock awards continue to vest upon normal retirement as if they were still employed by us. There are no special provisions related to retirement under our stock option agreements for grants prior to February 2009. Upon termination for any reason other than death, disability, or in connection with a change in control, options granted prior to February 2009 may be exercised to the extent exercisable at termination for a period of three months. All salaried employees who received stock option awards in February 2009, and who will receive them in the future, will continue to vest upon normal retirement as if they were still employed by us.

Termination upon Change in Control.  Upon a change in control (as described below under “Change in Control”), unless otherwise determined by the Compensation Committee, all options and restricted stock awards will immediately vest and become exercisable and all transfer restrictions and vesting requirements on options and restricted stock awards will lapse. In such event, all awards will be cashed out based on the highest price per share paid in connection with the change in control transaction.

Termination upon Death or Disability.  Upon death or disability, all stock options become fully exercisable and remain exercisable for two years (or the remaining term, if less). Upon death, all restricted stock awards vest as to service-based vesting conditions, but remain subject to the performance-based vesting conditions. Upon disability, all restricted stock awards continue to vest as if the participant remained employed, provided that if the participant remains disabled after 18 months, then the service-based vesting condition shall be deemed satisfied, but such awards shall remain subject to any performance-based vesting conditions.

Change in Control

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides all full-time employees with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a change in control (as described below). Our plan is considered a “double-trigger” plan that requires not only a change in control but also a termination of employment. If during such time period, a named executive officer is involuntarily terminated by us or our successor other than for cause or he resigns for good reason (as described below), the officer will receive the following:

•	cash equal to 2 times annual salary and bonus, or 2.5 times annual salary and bonus for the Chief Executive Officer;

•	continued medical, dental, and life insurance coverage for up to three years;

•	automatic vesting of all stock options and restricted stock; and

•	an additional amount to “gross up” the amount, if any, of excise tax payable by the officer under the golden parachute provisions of the Code such that after payment of excise and income taxes on the gross up payment, the officer will retain an amount sufficient to cover the excise tax.

The Employee Severance Protection Plan obligates us to maintain a minimum level of director and officer liability insurance for a period of three years following the date any officer is entitled to benefits under the plan.

Generally, a change in control occurs upon: (1) the acquisition by a party of 40 percent or more of the voting securities of EAC unless the party owned 20 percent prior to February 11, 2003; (2) a majority of the Board no longer consists of persons who were Board members on February 11, 2002 or persons appointed to the Board by those members (“Incumbent Directors”); (3) the approval by EAC’s stockholders of a complete liquidation or dissolution; or (4) the approval by EAC’s stockholders of a reorganization, merger, share exchange, consolidation, or a sale of all or substantially all of EAC’s assets, unless (1) more than 60 percent of the voting securities of the new entity are held by persons who were EAC stockholders immediately prior to the transaction, (2) no person holds more than 40 percent of the new entity, unless such person held 40 percent of the voting securities immediately prior to the transaction, and (3) a majority of the board of the new entity are Incumbent Directors. A resignation for good reason occurs when an officer resigns as a result of a reduction in titles, duties, responsibilities, or compensation level, or the relocation of place of employment.

Potential Payments

Change in Control.  The following table shows the potential payments to our named executive officers under the Employee Severance Protection Plan, assuming that the employee was involuntarily terminated or resigned for good reason in connection with a change in control on December 31, 2008:

	I. Jon	Jon S.	Robert C.	L. Ben	John W.
	Brumley	Brumley	Reeves	Nivens	Arms

Cash severance	$2,150,000	$3,625,000	$1,820,000	$1,820,000	$1,600,000
Insurance coverage	63,883	62,617	63,883	27,544	63,883
Stock Options(1)	1,211,897	905,639	213,802	4,431	86,314
Restricted Stock(2)	4,389,440	2,304,539	636,809	411,438	497,624
Tax Gross Up	1,562,042	2,018,324	901,975	777,265	762,796

Total	$9,377,262	$8,916,119	$3,636,469	$3,040,678	$3,010,617

(1)	Option awards will automatically vest upon a change in control even without a termination of employment. Under EAC’s incentive stock plans, stock options will be cashed out in the event of a change in control at their fair value on the date the event occurs. Accordingly, these amounts have been calculated by multiplying the number of previously unvested stock options by the difference between $25.52 per share, the closing price of EAC’s common stock on the NYSE on December 31, 2008, and the exercise price of the previously unvested stock options. Amounts which would be payable with respect to already vested options are not included in the table.

(2)	Restricted stock awards will automatically vest upon a change in control even without a termination of employment. Restricted stock awards under EAC’s 2000 Incentive Stock Plan will be cashed out in the event of a change in control at the highest price per share paid for our stock within the 60 days prior to the change in control. Accordingly, the payment on a change in control for awards under the 2000 Incentive Stock Plan has been calculated by multiplying the number of previously unvested shares of restricted stock by $31.85 per share, which was the highest price paid for EAC’s common stock on the NYSE in the 60 days prior to December 31, 2008.

Death, Disability, or Other Termination of Employment.  The following table shows the potential payments to our named executive officers pursuant to the terms of EAC’s restricted stock and option awards, assuming the death, disability or other termination of the employee on December 31, 2008:

	I. Jon	Jon S.	Robert C.	L. Ben	John W.
	Brumley	Brumley	Reeves	Nivens	Arms

Death(1)(3)	$3,517,064	$1,846,525	$510,247	$329,667	$398,724
Disability(2)(3)	—	—	—	—	—
Any other termination	—	—	—	—	—

(1)	Reflects the automatic vesting of EAC stock options and restricted stock.

(2)	Reflects the automatic vesting of EAC stock options.

(3)	With respect to stock options, the payment is determined by multiplying the number of unvested stock options by the difference between $25.52 per share, the closing price of EAC’s common stock on the NYSE on December 31, 2008, and the exercise price of the previously unvested stock options. With respect to restricted stock, the payment is determined by multiplying the number of unvested shares of restricted stock by $25.52 per share, the closing price of EAC’s common stock on the NYSE on December 31, 2008.

(4)	For information on the continued vesting of restricted stock awards and stock option awards following disability or retirement, please read “— Stock Options and Restricted Stock Awards” above.

DIRECTOR COMPENSATION

Officers or employees of us or our affiliates who also serve as directors do not receive additional compensation for their service as a director. Each director is fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

The following table sets forth a summary of the compensation paid to or earned by non-employee directors in 2008:

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total(3)

John A. Bailey	$74,000	$257,750	$—	$—	$—	$—	$331,750
Martin C. Bowen	75,000	257,750	—	—	—	—	332,750
Ted Collins, Jr.	86,000	257,750	—	—	—	—	343,750
Ted A. Gardner	84,000	257,750	—	—	—	—	341,750
John V. Genova	78,000	257,750	—	—	—	—	335,750
James A. Winne III	82,000	257,750	—	—	—	—	339,750

(1)	Directors receive an annual retainer of $50,000 plus additional fees of $2,000 for attendance at each Board meeting and $1,000 for attendance at each committee meeting. The chair of each committee receives an additional annual fee of $10,000.

(2)	Directors receive an annual grant of 5,000 shares of restricted stock under our long-term incentive plan. Amount is determined by multiplying the number of shares of restricted stock granted by $51.55, the closing price of our common stock on the NYSE on May 6, 2008, which was the date of grant. Shares of restricted stock vest in four equal annual installments beginning on the first anniversary of the grant date, subject to immediate vesting in the event of a change in control or termination of employment due to death or disability and to such other terms as are set forth in the award agreement.

(3)	We also reimburse directors for out-of-pocket expenses attendant to Board membership. These amounts are excluded from the above table.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as defined in the NYSE’s current listing standards and Section 10A(m)(3) of the Exchange Act, and it operates under a written charter adopted by the Board. Committee members may not simultaneously serve on the audit committee of more than two other public companies unless such service is approved by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

During 2008, the Audit Committee was composed of three directors: Messrs. Gardner (Chairman), Bailey, and Genova. Each member of the Audit Committee is financially literate and Mr. Gardner meets the definition of an audit committee financial expert as promulgated by the SEC.

As described more fully in its charter, the Audit Committee assists the Board in overseeing: (1) the integrity of EAC’s financial statements; (2) EAC’s compliance with legal and regulatory requirements; (3) the independence, qualifications, and performance of EAC’s independent registered public accounting firm; and (4) EAC’s performance of its internal audit function. Management is responsible for the preparation, presentation, and integrity of EAC’s consolidated financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

EAC has engaged Weaver and Tidwell, L.L.P. to perform its internal audit function. Weaver and Tidwell, L.L.P. reports to the Audit Committee and to management. This firm is responsible for objectively reviewing and evaluating compliance with EAC’s policies and procedures and providing the Audit Committee and management with ongoing assessments of EAC’s risk management process and system of internal control.

Ernst & Young LLP, EAC’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate, and, when appropriate, replace EAC’s independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

During 2008, the Audit Committee met 8 times, including telephone meetings, to discuss relevant accounting, auditing, internal control, and disclosure matters. Meetings were also held to discuss interim financial information prior to its release to the public and, accordingly, included a discussion of the results of the Statement on Auditing Standards No. 100, “Interim Financial Information,” reviews performed by EAC’s independent registered public accounting firm. The Audit Committee’s meetings were conducted with members of management, representatives of EAC’s independent registered public accounting firm, and, in certain instances, EAC’s internal auditors. During these meetings, the Audit Committee discussed with EAC’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed the results of their examinations and their evaluation of EAC’s internal controls, with certain matters discussed in the absence of EAC management. During the year, the Audit Committee also discussed with EAC’s independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB disclosing that they are independent with respect to EAC within the meaning of the Exchange Act as administered by the SEC and the requirements of the PCAOB. The Audit Committee discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Ernst & Young LLP’s independence. The Audit Committee also considered whether certain non-audit services provided by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee approved, among other things, the amount of fees to be paid to Ernst & Young LLP for audit and non-audit services.

In accordance with existing Audit Committee policy and the requirements of the Sarbanes-Oxley Act of 2002, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services, with such pre-approvals subsequently reported to the full Audit Committee. Typically, however, the Audit Committee itself reviews the matters to be approved. The Sarbanes-Oxley Act of 2002 prohibits an issuer from obtaining certain non-audit services from its independent registered public accounting firm so as to avoid certain potential conflicts of interest. EAC has not obtained any of these services from Ernst & Young LLP, and EAC is able to obtain such services from other service providers at competitive rates. See “Principal Accountant Fees and Services” on page 37 for more information regarding fees paid to Ernst & Young LLP for services in 2008 and 2007.

The Audit Committee reviewed and discussed the audits of EAC’s internal control over financial reporting and its consolidated financial statements as of and for the year ended December 31, 2008 with management and EAC’s independent registered public accounting firm. Based on the above-mentioned review and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board that EAC’s audited consolidated financial statements be included in its 2008 Annual Report on Form 10-K for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that EAC specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Audit Committee of the Board

Ted A. Gardner, Chairman
John A. Bailey
John V. Genova

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2009. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting pursuant to Proposal No. 2. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Us for Services Provided by Ernst & Young LLP

The following table shows the fees paid or accrued by us for services provided by Ernst & Young LLP during the periods indicated:

	Year Ended December 31,
	2008	2007

Audit Fees(1)	$1,524,531	$1,812,384
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	6,000	6,000

Total	$1,530,531	$1,818,384

(1)	Audit fees represent fees for professional services provided in connection with: (1) the annual audit of our consolidated financial statements; (2) the annual audit of our internal control over financial reporting; (3) the review of our quarterly consolidated financial statements; and (4) audit services provided in connection with SEC filings, including comfort letters, consents, and comment letters. Includes ENP audit fees of $868,471 and $1,219,317 during 2008 and 2007, respectively.

(2)	All other fees consisted of fees for access to Ernst & Young Online, an Internet-based resource for accounting and auditing matters.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific approval. The Audit Committee requires our independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

All 2008 and 2007 services provided by our independent registered public accounting firm were pre-approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has approved indemnity agreements between EAC and each of its officers and directors. The indemnity agreements provide for indemnification by EAC of each indemnitee to the fullest extent permitted by Delaware law for claims relating to the indemnitee’s service as an officer or director, excluding any claim in which a judgment determines that the indemnitee personally gained financial profit or other advantage to which the officer or director was not legally entitled and acted in bad faith or was deliberately dishonest in a manner that was material to the claim. The agreements also provide for advancement of expenses relating to the indemnification obligations and obligate us to purchase and maintain liability insurance for each indemnitee’s acts as an officer or director.

I. Jon Brumley and Jon S. Brumley (collectively, the “rights holders”) and EAC are parties to a registration rights agreement dated as of August 18, 1998 that provides the rights holders with registration rights with respect to shares of our common stock held by them. To date, none of the rights holders has effected a registration of securities. We are required under the registration rights agreement to pay the offering costs of the registrations.

During 2008, Mr. John A. Bailey acquired $150,000 aggregate principal amount of our 6.25% senior subordinated notes due 2014.

STOCKHOLDER PROPOSALS

Advance Notice Procedures for Director Nominees

For director nominations by a stockholder to be properly made at our annual meeting of stockholders, stockholders must also comply with Section 2.14 of our Second Amended and Restated By-Laws. Under Section 2.14, a stockholder must submit to us, on a timely basis, a written notice setting forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (2) the class or series and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.

For nominations to be properly made at an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 90 days after the anniversary date of the preceding year’s annual meeting, then to be timely the notice by the stockholder must be delivered not more than 120 days and not less than 90 days prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

With respect to the 2010 annual meeting, a stockholder’s written notice must be received by EAC not earlier than December 29, 2009 and not later than January 28, 2010. Director nominations should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

Rule 14a-8 Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in our proxy statement for the 2010 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than December 4, 2009. Proposals should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

Non-Rule 14a-8 Stockholder Proposals

If a stockholder notifies us after February 17, 2010 of an intent to present a proposal at the 2010 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal without including information regarding such proposal in our proxy materials. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and returned to us on matters not specifically reflected in our proxy materials and on which stockholders have not had an opportunity to vote by proxy. Proposals should be sent to our address on page 3. We recommend that any such proposal be sent by certified mail with return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by mail, personal interview, telephone, or other means by officers, directors, and regular employees for which they shall receive no additional compensation. We may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record. We will reimburse the forwarding expenses of any institution that performs this service. We have engaged our transfer agent, BNY Mellon Shareowner Services, to assist us in the production of proxy cards and envelopes, the mailing of proxy materials, and the tabulation of proxy votes. We will reimburse BNY Mellon Shareowner Services for its costs, which are not expected to exceed $10,000.

STOCKHOLDER LIST

We will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. During the ten days before the annual meeting, any stockholder may examine the list at our Fort Worth office during normal business hours.

ANNUAL REPORT

Our 2008 Annual Report is being mailed to stockholders concurrently with this proxy statement. A copy of our 2008 Annual Report on Form 10-K, as filed with the SEC, will be sent to any stockholder without charge upon request. Forward written requests to Investor Relations, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Oral requests may be requested by telephone at (817) 877-9955. Our 2008 Annual Report on Form 10-K is also available on the SEC’s website (www.sec.gov) and our website (www.encoreacq.com).

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

*****

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, PRE-ADDRESSED ENVELOPE OR TO VOTE VIA THE INTERNET OR TELEPHONE.

By Order of the Board,

I. Jon Brumley
Chairman

Fort Worth, Texas
April 3, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS

Nominees:
01 I. Jon Brumley
02 Jon S. Brumley
03 John A. Bailey
04 Martin C. Bowen
05 Ted Collins, Jr.
06 Ted A. Gardner
07 John V. Genova
08 James A. Winne III

FOR ALL	WITHHOLD FOR ALL	*FOR ALL EXCEPT
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box above and write the nominee's name in the space provided below.)

*Exceptions ______________________________

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ______________________ **Signature (if held jointly)**______________________ **Date**__________, **2009**

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

△ FOLD AND DETACH HERE △

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on the day prior to the annual meeting.

ENCORE ACQUISITION COMPANY

INTERNET
http://www.proxyvoting.com/eac
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

www.encoreacq.com/2009Proxy.cfm